UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 14)*

                              Advent Software, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007974108
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                               Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                August 24, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Check the following box if a fee is being paid with the statement. [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 2 OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,746,300(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,746,300(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,746,300
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 3 OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,746,300(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,746,300(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,746,300
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1)  Solely in its capacity as the sole general partner of SPO Partners II, L.P.

(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  4  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  5  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  6  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              7,391,000(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                7,391,000(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,391,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          28.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 6,746,300 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 644,700 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  7  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              75,400(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,391,000(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                75,400(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,391,000(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,466,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          29.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) Of these shares, 200 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, 53,500 shares underlie stock options granted to Mr. Scully as a member of the Board of Directors of the Issuer and 21,700 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  8  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,391,000(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,391,000(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,391,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          28.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE   9  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              300(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,395,200(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                300(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,395,200(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,395,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          28.8%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self-directed.

(2) Of these shares, 7,391,000 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 4,200 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  10  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              21,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                21,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          21,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

** denotes less than

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  11  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,200(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,200(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,200
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

**   denotes less than.

(1) Power is exercised through its controlling persons, sole directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  12  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Eli J. Weinberg
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          PF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              170
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                170
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          170
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

**   Denotes less than.

                                                             PAGE 13 OF 30 PAGES

         This Amendment No. 13 amends the Schedule 13D (the "Original 13D") filed with the Securities Exchange Commission ("SEC") on July 25, 2002, as amended on August 6, 2002, September 9, 2002, September 19, 2002, September 26, 2002, October 15, 2002, March 13, 2003, March 17, 2003, March 25, 2003, May 12,
2003, November 5, 2003, December 4, 2003, August 14, 2007 and August 23, 2007.
Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D, as amended.


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                      SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------     ----------------------------          ---------------
SPO                       Contributions from Partners            $127,714,599
SPO Advisory Partners     Not Applicable                         Not Applicable
SFP                       Contributions from Partners            $11,334,854
SF Advisory Partners      Not Applicable                         Not Applicable
SPO Advisory Corp.        Not Applicable                         Not Applicable
JHS                       Not Applicable and
                            Personal Funds                       $8,010
WEO                       Not Applicable                         Not Applicable
WJP                       Not Applicable and Personal Funds      $12,057
PS Foundation             Contributions from Shareholders        $853,363
Patterson Foundation      Contributions from Shareholders        $167,282
EJW                       Personal Funds                         $2,958


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 25,709,174 total outstanding Shares as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2007.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 6,746,300 Shares, which constitutes approximately 26.2% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,746,300 Shares, which constitutes approximately 26.2% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

                                                             PAGE 14 OF 30 PAGES

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,391,000 Shares in the aggregate, which constitutes approximately 28.7% of the outstanding Shares.

         JHS
         ---

         Individually, and because of his positions as a control person of SPO Advisory Corp. and control person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,466,400 Shares, which constitutes approximately 29.0% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,391,000 Shares in the aggregate, which constitutes approximately 28.7% of the outstanding Shares.

         WJP
         ---

         Individually, and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,395,500 Shares in the aggregate, which constitutes approximately 28.8% of the outstanding Shares.

         PS FOUNDATION
         -------------

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 21,700 Shares, which constitutes less than 0.1% of the outstanding Shares.

         PATTERSON FOUNDATION
         --------------------

         The aggregate number of Shares that Patterson Foundation owns benefically, pursuant to Rule 13d-3 of the Act, is 4,200 Shares, which constitutes less than 0.1% of the outstanding Shares.

                                                             PAGE 15 OF 30 PAGES
         EJW
         ---

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 170 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,746,300 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,746,300 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,391,000 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,391,000 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, 53,500 Shares underlying stock options and 21,700 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

                                                             PAGE 16 OF 30 PAGES
         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,391,000 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 7,391,000 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,200 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 300 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION
         -------------

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 21,700 Shares.

         PATTERSON FOUNDATION
         --------------------

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,200 Shares.

         EJW
         ---

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 170 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

                                                             PAGE 17 OF 30 PAGES

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1(k)

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   August 28, 2007



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)

                                           (1) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                                                        PAGE 19 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/22/2007       Buy           98       40.17       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        8,106       40.21       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy          210       40.25       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        2,930       40.29       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy          691       40.31       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        3,711       40.32       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        1,953       40.33       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy           67       40.37       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        3,351       40.38       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        4,297       40.40       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy          272       40.41       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        3,147       40.43       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        2,051       40.44       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy          195       40.47       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy        6,739       40.49       Open Market/Broker
SPO Partners II, L.P.               8/22/2007       Buy       16,582       40.50       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy            2       40.17       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy          179       40.21       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy            5       40.25       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           65       40.29       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           15       40.31       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           82       40.32       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           43       40.33       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy            1       40.37       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           74       40.38       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           95       40.40       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy            6       40.41       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           69       40.43       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy           45       40.44       Open Market/Broker

                                                                                        PAGE 20 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/22/2007       Buy            4       40.47       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy          149       40.49       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/22/2007       Buy          366       40.50       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy           15       40.21       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            5       40.29       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            2       40.31       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            7       40.32       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            4       40.33       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            1       40.37       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            6       40.38       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            8       40.40       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            6       40.43       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            4       40.44       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy            1       40.47       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy           12       40.49       Open Market/Broker
William J. Patterson's IRA          8/22/2007       Buy           29       40.50       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          498       39.75       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          975       39.76       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,454       39.77       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        2,244       39.79       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        2,439       39.81       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,951       39.82       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,073       39.87       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          683       39.89       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,073       39.90       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          585       39.91       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        2,439       39.92       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          381       39.94       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy           98       39.95       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          781       39.97       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          781       39.98       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          195       39.99       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        6,537       40.00       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        4,781       40.02       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,659       40.03       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        3,747       40.04       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy       40,519       40.05       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        2,730       40.06       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,561       40.07       Open Market/Broker

                                                                                        PAGE 21 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/23/2007       Buy        1,561       40.08       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        2,410       40.09       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy       11,252       40.10       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,172       40.11       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy           98       40.14       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        1,561       40.15       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          976       40.16       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy          195       40.18       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy        3,928       40.19       Open Market/Broker
SPO Partners II, L.P.               8/23/2007       Buy       42,263       40.20       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           12       39.75       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           24       39.76       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           35       39.77       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           54       39.79       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           59       39.81       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           47       39.82       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           26       39.87       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           17       39.89       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           26       39.90       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           14       39.91       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           59       39.92       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy            9       39.94       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy            2       39.95       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           19       39.97       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           19       39.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy            5       39.99       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy          158       40.00       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy          116       40.02       Open Market/Broker

                                                                                        PAGE 22 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           40       40.03       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           91       40.04       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy          981       40.05       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           66       40.06       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           38       40.07       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           38       40.08       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           58       40.09       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy          272       40.10       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           28       40.11       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy            2       40.14       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           38       40.15       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           24       40.16       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy            5       40.18       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy           95       40.19       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/23/2007       Buy        1,023       40.20       Open Market/Broker
The Elizabeth R. & William J.       8/23/2007       Buy            1       39.76       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       39.77       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       39.79       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       39.81       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       39.82       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       39.87       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       39.90       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       39.91       Open Market/Broker
Patterson Foundation

                                                                                        PAGE 23 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
The Elizabeth R. & William J.       8/23/2007       Buy            2       39.92       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            5       40.00       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            3       40.02       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       40.03       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       40.04       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy           28       40.05       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       40.06       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       40.07       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       40.08       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            2       40.09       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            8       40.10       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       40.11       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            1       40.15       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy            3       40.19       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/23/2007       Buy           29       40.20       Open Market/Broker
Patterson Foundation
SPO Partners II, L.P.               8/24/2007       Buy        2,049       39.47       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,439       39.50       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        5,757       39.53       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,995       39.60       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          391       39.63       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          515       39.65       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        1,951       39.67       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,439       39.72       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        5,806       39.74       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        9,513       39.75       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,439       39.79       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy       12,206       39.80       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        1,375       39.81       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        6,635       39.82       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy       10,538       39.83       Open Market/Broker

                                                                                        PAGE 24 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/24/2007       Buy        3,903       39.84       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,439       39.85       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          210       39.86       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          161       39.87       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        3,805       39.88       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          912       39.89       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        3,025       39.90       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          668       39.91       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        2,830       39.92       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy          195       39.93       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy           98       39.94       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        8,288       39.95       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        4,609       39.96       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        1,865       39.97       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy        1,630       39.98       Open Market/Broker
SPO Partners II, L.P.               8/24/2007       Buy       18,914       39.99       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           49       39.47       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           59       39.50       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          138       39.53       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           72       39.60       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy            9       39.63       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           12       39.65       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           47       39.67       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           59       39.72       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          139       39.74       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          229       39.75       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           59       39.79       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          294       39.80       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           33       39.81       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          159       39.82       Open Market/Broker

                                                                                        PAGE 25 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          253       39.83       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           94       39.84       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           59       39.85       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy            5       39.86       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy            4       39.87       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           92       39.88       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           22       39.89       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           73       39.90       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           16       39.91       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           68       39.92       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy            5       39.93       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy            2       39.94       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          199       39.95       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          111       39.96       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           45       39.97       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy           39       39.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/24/2007       Buy          455       39.99       Open Market/Broker
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.47       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.50       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            5       39.53       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.60       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.67       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.72       Open Market/Broker
Patterson Foundation

                                                                                        PAGE 26 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
The Elizabeth R. & William J.       8/24/2007       Buy            5       39.74       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            8       39.75       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.79       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy           10       39.80       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            1       39.81       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            6       39.82       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            9       39.83       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            3       39.84       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.85       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            3       39.88       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            1       39.89       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.90       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            1       39.91       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.92       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            7       39.95       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            4       39.96       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            1       39.97       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy            2       39.98       Open Market/Broker
Patterson Foundation
The Elizabeth R. & William J.       8/24/2007       Buy           16       39.99       Open Market/Broker
Patterson Foundation
SPO Partners II, L.P.               8/27/2007       Buy        1,171       39.56       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        1,952       39.57       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          588       39.58       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        1,562       39.60       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        3,124       39.61       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          586       39.62       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        6,362       39.63       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        2,743       39.65       Open Market/Broker

                                                                                        PAGE 27 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/27/2007       Buy        1,549       39.66       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy           98       39.67       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          390       39.68       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy            1       39.69       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        5,007       39.70       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        2,636       39.73       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          488       39.78       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          293       39.80       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        1,423       39.85       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          529       39.88       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy       29,284       39.90       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy        5,735       39.92       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy          554       39.93       Open Market/Broker
SPO Partners II, L.P.               8/27/2007       Buy       19,825       39.95       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           29       39.56       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           48       39.57       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           14       39.58       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           38       39.60       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           76       39.61       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           14       39.62       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy          156       39.63       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           67       39.65       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           38       39.66       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy            2       39.67       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           10       39.68       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy          122       39.70       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           64       39.73       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           12       39.78       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy            7       39.80       Open Market/Broker

                                                                                        PAGE 28 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           35       39.85       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           13       39.88       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy          716       39.90       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy          140       39.92       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy           14       39.93       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/27/2007       Buy          485       39.95       Open Market/Broker




                                                             PAGE 29 OF 30 PAGES

                                  EXHIBIT INDEX

Exhibit     Document Description
-------     --------------------
A           Agreement Pursuant to Rule 13d-1(k)